Exhibit 99.1

ViewRay Reports Second Quarter 2020 Results

CLEVELAND, July 30, 2020 — ViewRay, Inc. (Nasdaq: VRAY) today announced financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights:

•	Total revenue of $14.2 million, primarily from two revenue units, compared to $30.2 million, primarily from five revenue units, in the second quarter of 2019.
•	Received four new orders for MRIdian systems totaling $24.6 million, compared to three new orders totaling $18.1 million in the second quarter of 2019.
•	Total backlog was $232.2 million as of June 30, 2020, compared to $219.3 million as of June 30, 2019.
•	Cash and cash equivalents were $179.5 million as of June 30, 2020.
•

Announced workforce reductions of approximately 20% as well as a program designed to temporarily retain select senior leaders, including Shar Matin, while also providing an option for them to continue with the Company if certain business and financial targets are achieved.

"We received four orders for MRIdian and used $10.7 million of cash in the second quarter. We are pleased with these results, the level of customer engagement in light of the challenging environment, and the significant progress to elongate our cash runway," said Scott Drake, President and CEO. "In alignment with our plan, we recently reduced our workforce by approximately 20%. We believe these are difficult but necessary decisions while our customers recover financially. We expect that the market and our business will recover and advance to its next phase of growth; however, it is difficult to predict the timeline. Importantly, we are prioritizing and budgeting increased investment in our clinical and innovation pipeline. We are excited about the advancements that lie ahead.”

Three Months Ended June 30, 2020 Financial Results:

Total revenue for the three months ended June 30, 2020 was $14.2 million compared to $30.2 million for the same period last year.

Total cost of revenue for the three months ended June 30, 2020 was $15.3 million compared to $26.9 million for the same period last year.

Total gross profit (loss) for the three months ended June 30, 2020 was $(1.0) million, compared to $3.2 million for the same period last year.

Total operating expenses for the three months ended June 30, 2020 were $24.5 million, compared to $29.5 million for the same period last year.

Net loss for the three months ended June 30, 2020 was $26.2 million, or $0.18 per share, compared to $30.8 million, or $0.32 per share, for the same period last year.

ViewRay had total cash and cash equivalents of $179.5 million at June 30, 2020.

Six Months Ended June 30, 2020 Financial Results:

Total revenue for the six months ended June 30, 2020 was $28.5 million compared to $50.5 million for the same period last year.

Total cost of revenue for the six months ended June 30, 2020 was $31.6 million compared to $52.6 million for the same period last year.

Total gross profit (loss) for the six months ended June 30, 2020 was $(3.1) million, compared to $(2.1) million for the same period last year.

Total operating expenses for the six months ended June 30, 2020 were $52.5 million, compared to $54.5 million for the same period last year.

Net loss for the six months ended June 30, 2020 was $53.7 million, or $0.36 per share, compared to $64.2 million, or $0.66 per share, for the same period last year.

Conference Call and Webcast

ViewRay will hold a conference call to discuss results on Thursday, July 30, 2020 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 4968496. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at www.investors.viewray.com.

After the live webcast, a replay will remain available online on the investor relations page of ViewRay's corporate website, www.investors.viewray.com, for 14 days following the call. In addition, a telephonic replay of the call will be available until August 6, 2020. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 4968496.

About ViewRay®

ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades, and installations, ViewRay's preliminary second quarter results and anticipated future operating and financial performance, and ViewRay's conference call to discuss its second quarter 2020 results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the recent COVID-19 (coronavirus) pandemic, including its impacts across our businesses on demand, operations and our global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q, as updated periodically with the company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Product	$10,615	$27,905	$22,085	$46,779
Service	3,490	2,143	6,151	3,434
Distribution rights	119	119	238	238
Total revenue	14,224	30,167	28,474	50,451
Cost of revenue:
Product	12,714	22,814	25,843	44,847
Service	2,552	4,107	5,780	7,722
Total cost of revenue	15,266	26,921	31,623	52,569
Gross margin	(1,042)	3,246	(3,149)	(2,118)
Operating expenses:
Research and development	6,211	6,463	12,548	11,494
Selling and marketing	3,093	7,663	8,916	12,548
General and administrative	15,227	15,398	31,015	30,507
Total operating expenses	24,531	29,524	52,479	54,549
Loss from operations	(25,573)	(26,278)	(55,628)	(56,667)
Interest income	87	687	782	907
Interest expense	(1,071)	(1,074)	(2,109)	(1,833)
Other income (expense), net	405	(4,133)	3,271	(6,566)
Loss before provision for income taxes	$(26,152)	$(30,798)	$(53,684)	$(64,159)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(26,152)	$(30,798)	$(53,684)	$(64,159)
Net loss per share, basic and diluted	$(0.18)	$(0.32)	$(0.36)	$(0.66)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	147,563,278	97,572,389	147,506,244	97,129,389

VIEWRAY, INC.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$179,514	$226,783
Accounts receivable	22,089	16,817
Inventory	48,197	55,031
Deposits on purchased inventory	4,643	6,457
Deferred cost of revenue	6,273	3,466
Prepaid expenses and other current assets	5,568	3,310
Total current assets	266,284	311,864
Property and equipment, net	22,718	23,399
Restricted cash	1,860	1,404
Intangible assets, net	53	55
Right-of-use assets	10,621	11,720
Other assets	1,642	1,577
TOTAL ASSETS	$303,178	$350,019
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,852	$13,739
Accrued liabilities	17,361	21,390
Customer deposits	16,047	9,662
Operating lease liability, current	2,347	2,264
Current portion of long-term debt	10,889	1,556
Deferred revenue, current	16,788	10,457
Total current liabilities	68,284	59,068
Deferred revenue, net of current portion	3,069	3,553
Long-term debt	44,756	53,995
Warrant liabilities	2,072	5,373
Operating lease liability, noncurrent	9,293	10,479
Other long-term liabilities	1,680	1,377
TOTAL LIABILITIES	129,154	133,845
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, par value of $0.01 per share; 10,000,000 shares authorized at June 30, 2020 and December 31, 2019; no shares issued and outstanding at June 30, 2020 and December 31, 2019	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at June 30, 2020 and December 31, 2019; 147,616,373 and 147,191,695 shares issued and outstanding at June 30, 2020 and December 31, 2019	1,466	1,462
Additional paid-in capital	745,418	733,888
Accumulated deficit	(572,860)	(519,176)
TOTAL STOCKHOLDERS’ EQUITY	174,024	216,174
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$303,178	$350,019

Contact:

Investor Relations:

Michaella Gallina

Vice President, Chief of Staff, Head of Investor Relations and Communications

ViewRay, Inc.

1-844-MRIdian (674-3426)

Email: investors@viewray.com

Media Enquiries:

Karen Hackstaff

Vice President, Strategy and Brand

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com